UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 18, 2013

PolyOne Corporation

(Exact Name of Registrant as Specified in Its Charter)

Ohio	1-16091	34-1730488
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PolyOne Center

33587 Walker Road

Avon Lake, Ohio 44012

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (440) 930-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers.

On December 18, 2013, the Board of Directors (the “Board”) of PolyOne Corporation (the “Company”) increased its size from ten to eleven and elected Kerry J. Preete as director, effective December 18, 2013, to fill the resulting vacancy. Mr. Preete will serve for an initial term ending at the Company’s 2014 Annual Meeting of Shareholders. Mr. Preete has been named to the Environmental, Health and Safety and the Compensation Committees of the Board.

Mr. Preete, 53, has served as Executive Vice President, Global Strategy for Monsanto Company, a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality, since 2010. Prior to serving as Executive Vice President, Global Strategy, Mr. Preete was Monsanto Company’s President, Global Crop Protection Division from 2009 to 2010 and Vice President, International Commercial Business from 2008 to 2009.

As a non-employee director, Mr. Preete will receive compensation in the same manner as the Company’s other non-employee directors, which compensation the Company previously disclosed in its definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on April 2, 2013, except that, effective beginning in the third quarter of 2013, the Board increased annual cash and annual equity compensation for non-employee directors to $85,000 and $100,000, respectively, and increased the annual retainers paid to the Lead Director and committee chairpersons.

The Company will enter into an Indemnification Agreement with Mr. Preete. The Indemnification Agreement will be in the same form as the form indemnification agreement for directors that the Company previously reported the Board had approved on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 5, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PolyOne Corporation

By:	/s/ Lisa K. Kunkle
Lisa K. Kunkle
Vice President, General Counsel and
Secretary

Date: December 18, 2013